Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Aircastle Advisor LLC, a Delaware limited liability company ("Aircastle"), and J. Robert Peart ("Executive") have entered into this Separation Agreement and General Release (this "Agreement") as of this 22nd day of January, 2012. Aircastle Limited, a Bermuda exempted company ("Parent"), is a signatory to this Agreement solely with respect to obligations herein related to its shares.  Aircastle, Executive and Parent are collectively referred to herein as the "Parties").  In consideration of the mutual promises contained herein, the Parties agree as follows:

1.
Termination of Employment.  Executive and Aircastle agree that as of January 22, 2012 (the "Resignation Date"), Executive will resign all positions Executive currently holds as an officer, director or employee of Aircastle (including its parents, subsidiaries and affiliates at any level), and Executive agrees to promptly execute such documents and take such actions as may be necessary or reasonably requested by Aircastle to effectuate or memorialize the resignation of such positions.  Executive shall remain employed by Aircastle until March 31, 2012 (the “Termination Date”) and shall receive the same base salary and be eligible to participate in the same benefit plans in effect  on the date hereof (subject to the terms, conditions and limitations of such plans) to assist with transition issues and other matters as reasonably requested by Aircastle, but shall have no authority to, and shall not, take any action on behalf of Aircastle or any affiliate or bind Aircastle or any affiliate to any commitment or contract.  Executive’s employment with Aircastle shall terminate on the Termination Date.  Upon or promptly following the Termination Date, Aircastle will pay to Executive, in a lump sum, in cash, all earned but unpaid salary and all accrued but unused paid time off accrued for Executive through the Termination Date, less applicable withholdings for taxes.  In addition, following the Termination Date and subject to (1) this Agreement having been executed and not revoked during the revocation period described in Section 16 hereof (the expiration of such period, the "Release Effective Date") and (2) Executive's continued compliance with the terms and conditions of this Agreement, including without limitation, the terms and conditions set forth in Section 7 hereof Aircastle will pay to Executive, in a lump sum, in cash, within ten (10) days after the Release Effective Date, US$800,000, less applicable withholdings for taxes. Aircastle will also reimburse Executive for all business expenses incurred on behalf of Aircastle through the Termination Date, in accordance with Aircastle's policies with respect to the reimbursement of expenses.

2.
Restricted Shares.  The Parties agree that Schedule 1 hereto sets forth an accurate listing of the restricted common share grants to Executive under the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan (the "Plan"), it being agreed that 147, 580 common shares (the "Restricted Shares") remain unvested under such grants as of the date hereof pursuant to the terms of the Restricted Share Grant Agreements identified in Schedule 1 hereto (the "Restricted Share Agreements").  Subject to (1) this Agreement having been executed and not revoked during the revocation period described in Section 16 hereof and (2) Executive's continued compliance with the terms and conditions of this Agreement, including without limitation, the terms and conditions set forth in Section 7 hereof, and notwithstanding any provision in any Restricted Share

Agreement or in the agreement by and between Aircastle and Executive, dated December 7, 2010 (the "Employment Agreement") to the contrary:

(a)	22,580 of the Restricted Shares shall become vested as of the April 15, 2012 and shall be delivered to Executive as soon as practicable thereafter.

(b)	25,000 of the Restricted Shares shall become vested as of April 15, 2012 and shall be delivered to Executive as soon as practicable thereafter.

(c)	100,000 of the Restricted Shares shall be repurchased by Aircastle on April 15, 2012, for the par value of US$0.01 per share, and shall not become vested.

(d)
Executive acknowledges and agrees that the vesting and delivery of the Restricted Shares provided in Sections 2(a) and 2(b) is in addition to any amounts to which Executive is already entitled under Section 1 hereof and that such vesting and delivery is adequate and satisfactory consideration for the assurances made by Executive in this Agreement, including without limitation, the general release of claims set forth in Section 3 hereof.

(e)
Executive agrees that the Restricted Shares described in Sections 2(a) and 2(b) shall vest only in accordance with the terms and provisions of this Section 2 and that otherwise all Restricted Shares shall be forfeited, and all Restricted Share Agreements shall terminate, upon termination of employment.  For the avoidance of doubt, Parent confirms that in the event Executive dies or becomes disabled on or prior to April 15, 2012, the Restricted Shares described in sections 2(a) and 2(b) shall nonetheless vest on April 15, 2012 if the conditions specified in clauses (1) and (2) above were satisfied.

(f)
Parent confirms and agrees that the Administrator, as defined in the Plan, has granted its approval pursuant to Section 15 of the Plan for Executive to elect to satisfy federal and state tax withholding requirements in relation to the vestings described in Section 2(a) and 2(b) hereof by electing to have Parent repurchase a portion of such vestings at the Fair Market Value, as defined in the Plan, on the date as of which the amount of tax to be withheld is determined.  Such election may be made by Executive following the 2011 full year and Q4 earnings call.

3.
General Release of Claims. Executive, on Executive's own behalf and on behalf of Executive's estate, heirs, family members, successors and assigns, hereby voluntarily, knowingly and willfully forever releases and discharges Aircastle and Parent, and each of their respective affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with Aircastle and Parent in both their official and personal capacities (the "Releasees") from any and all claims, whether or not known, accrued, vested or ripe, that Executive has or may have against the Releasees arising (i) from the beginning of time through the date upon which Executive signs this Agreement, and/or (ii) from or in any way related to Executive's employment with Aircastle or the termination of that employment relationship, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

o	Title VII of the Civil Rights Act of 1964, as amended;

o	The Civil Rights Act of 1991;

o
Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

o	The Employee Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended;

o	The Older Workers' Benefit Protection Act of 1990, as amended;

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Connecticut Fair Employment Practices Act;

o	Connecticut labor laws, as contained in Title 31 of the General Statutes of Connecticut;

o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing;

o	any public policy, contract, tort, or common law; or

o	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Executive may have: (i) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (ii) under any applicable insurance coverage(s) (including but not limited to directors’ and officers’ liability insurance coverage); or (iii) to entitlements, payments and benefits due under Sections 5(e), 6, or 9(k) of the Employment Agreement and with respect to any accrued and vested benefits under any tax-qualified retirement plans.

4.	Aircastle Release. Aircastle also agrees to waive all known or unknown claims against Executive, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal or fraudulent conduct by Executive in connection with his activities as an employee of Aircastle and (b) a violation of any securities or other governmental laws, rules or regulations relating to Executive's duties as an employee of Aircastle.  Notwithstanding the foregoing, Aircastle does not release its right to have Executive perform his obligations under this Agreement (including, without limitation, his obligations under Section 7 hereof).

5.
Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or any other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.  Executive disclaims and waives any right of reinstatement with Aircastle.

6.
Benefits and COBRA. Except as otherwise provided in Section 5(e) of the Employment Agreement, effective as of the Termination Date, Executive will cease all Aircastle health benefit coverage and other benefit coverage. Executive acknowledges that Aircastle has advised Executive that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Executive has a right to elect continued coverage under the Aircastle group health plan for a period of eighteen (18) months from the Termination Date.

7.
Restrictive Covenants.  Executive and Aircastle acknowledge and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto, except that Section 6(a)(ii) of the Employment Agreement shall be amended by replacing “six (6) months” with “three (3) months”.

8.
Public Filings; Press Releases. Parent will disclose the existence and terms of this Agreement, and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended.

9.	Return of Personal Property. Executive will return to Aircastle all items of Aircastle’s property in Executive’s possession on or prior to the Termination Date.

10.
Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To Aircastle:	Aircastle Advisor LLC
300 First Stamford Place, 5th Fl.

Stamford CT 06902
Attn: General Counsel

To Executive:	At address currently on the Company’s records

11.
Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. In the event Executive or Aircastle breaches any provision of this Agreement, Executive and Aircastle affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

12.
No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing (or relinquishment) of any portion of the consideration set forth in the Employment Agreement following shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

13.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of Executive and Aircastle.

14.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties, except with respect to certain provisions of other prior agreements specifically incorporated by reference herein. Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

15.
Consultation with Attorney; Voluntary Agreement.  Executive acknowledges that (a) Aircastle has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of this Agreement in the absence of this Agreement.

16.
Revocation.  Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner.  Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven (7) calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement.  Such revocation must be in writing and sent via by hand delivery or facsimile to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut  06902, Attention:  General Counsel / Fax: 203-724-2331.    Notice of such revocation must be received within the seven (7) calendar days referenced above.  In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under Sections 5(b), (c) or (d) of the Employment Agreement.  Provided that Executive does not revoke this Agreement within such seven-day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the below-written dates

AIRCASTLE ADVISOR LLC

By:	/s/ David Walton	January 22, 2012
Name:	David Walton	Date
Title:	Chief Operating Officer, General Counsel and Secretary

EXECUTIVE

By:	/s/ J. Robert Peart	January 22, 2012
Date

Solely as to obligations contained herein
with respect to its shares:

AIRCASTLE LIMITED

By:	/s/ David Walton	January 22, 2012
Name:	David Walton	Date
Title:	Chief Operating Officer, General Counsel and Secretary

Schedule 1
Restricted Share Summary

		No. of Shares
Grant Year	Total No. Shares	Vested	Unvested

2010	125,000	0	125,000
2011	33,870	11,290	22,580

Totals	158,870	11,290	147,580

Restricted Share Agreements:

1)	Grant Letter dated as of December 10, 2010
2)	Grant Letter dated as of February 17, 2011